EXHIBIT 8(e)(v)
AMENDMENT NO. 3 TO FUND PARTICIPATION AGREEMENT
Among
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST,
NEUBERGER BERMAN MANAGEMENT, INC.
and
AVIVA LIFE AND ANNUITY COMPANY
(Successor in Interest to Indianapolis Life Insurance Company)
     The Participation Agreement, made as of the 1st day of August, 1999 by and among NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST (“TRUST”), a Delaware business trust, NEUBERGER BERMAN MANAGEMENT INC. (“NB MANAGEMENT”), a New York corporation, and AVIVA LIFE AND ANNUITY COMPANY (“COMPANY”) (successor in interest to Indianapolis Life and Annuity Company), a stock life insurance company organized under the laws of Indiana, is hereby amended effective as of October 1, 2008, as follows:
     Whereas, the Agreement was amended by Amendment No. 2 to Participation Agreement effective as of June 30, 2003 to substitute ILICO for IL Annuity and Insurance Company as a result of the merger of IL Annuity and Insurance Company into ILICO effective on June 30, 2003;
     Whereas, in connection with the merger of IL Annuity and Insurance Company into ILICO, the separate account serving as an investment vehicle for individual deferred variable annuity contracts issued by IL Annuity and Insurance Company changed its name from IL Annuity and Insurance Co. Separate Account 1 to ILICO Separate Account 1 and became subject to the laws of the State of Indiana;
     Whereas, Indianapolis Life Insurance Company will merge with and into Aviva Life and Annuity Company (“ALAC”) effective October 1, 2008, with ALAC as the surviving corporate entity; and
     Whereas, in connection with the merger of ILICO into ALAC, ILICO Separate Account 1 will change its name to ALAC Separate Account 1 and become subject to the laws of the State of Iowa;
     Now, therefore, the Agreement as previously amended is hereby further amended by ALAC, Neuberger Berman Advisers Management Trust, and Neuberger Berman Management, Inc. as follows:

     1. All references to Indianapolis Life Insurance Company are hereby changed to “Aviva Life and Annuity Company” to reflect the statutory merger of Indianapolis Life Insurance Company with and into Aviva Life and Annuity Company.
     2. All references to ILICO Separate Account 1 are hereby changed to “ALAC Separate Account 1” to reflect the name change of the separate account in connection with the merger of ILICO with and into ALAC.
     3. Article IX is hereby deleted in its entirety and replaced with the following Article IX:
Article XI.
NOTICES
     Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.
If to TRUST or NB MANAGEMENT
Neuberger Berman Management Inc.
605 Third Avenue
New York, NY 10158-0006
Attention: General Counsel
If to COMPANY:
President
Aviva Life and Annuity Company
699 Walnut Street, Suite 1700
Des Moines, IA 50309
and
Ameritas Life Insurance Corp.
5900 O Street
Lincoln, Nebraska 68510
Attention: Norma Houfek
     Notice shall be deemed given on the date of receipt by the addressee as evidenced by the return receipt.
     4. Appendix B shall be deleted and replaced with the attached Appendix B.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment to the Fund Participation Agreement as of Sept 4, 2008.

NEUBERGER BERMAN			NEUBERGER BERMAN
ADVISERS MANAGEMENT TRUST			MANAGEMENT INC.

By:	/s/ Peter E. Sundman		By:	/s/ Peter E. Sundman

	Name:	Peter E. Sundman		Name:	Peter E. Sundman
	Title:	Chairman and CEO		Title:	President

AVIVA LIFE AND ANNUITY
COMPANY

By:	/s/ Michael Miller

	Name:	Michael Miller
	Title:	Secretary

Appendix B

Separate Accounts	Selected Portfolios
ALAC Separate Account 1	Mid-Cap Growth Fund (Class I)
Socially Responsive Fund (Class I)

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